Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Encysive Pharmaceuticals Inc.:
We consent to the use of our reports with respect to the consolidated financial statements as of December 31, 2006 and 2005 and for each of the years in the three-year period then ended, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006 incorporated by reference herein.
/s/ KPMG LLP
Houston, Texas
May 9, 2007